Exhibit 99.1

TSX: CTI & OTCBB: CHKT

CHEMOKINE THERAPEUTICS RECEIVES APPROVAL FROM REGULATORY AUTHORITIES TO INITIATE PHASE Ib/II HUMAN CLINICAL TRIAL FOR ITS ANTI CANCER DRUG, CTCE-9908

Vancouver, BC (February 6, 2006) – Chemokine Therapeutics Corp. (the Company) (TSX: CTI; OTCBB: CHKT), a biotechnology company developing drugs in the field of chemokines, today announced that it has received approval from Health Canada to initiate a phase Ib/II clinical trial using CTCE-9908, a chemokine CXCR4 antagonist. With this notice, the Company is now in a position to initiate the clinical trial. The Company plans to test the drug in approximately up to 30 patients with late stage cancers to evaluate safety as well as early efficacy. The trial is designed to study a mixed group of tumors that will include the most common cancers such as ovarian, lung, and breast.

Chemokine expects to expand its CTCE-9908 clinical program with the filing of an IND to the FDA in the first quarter of this year.  In previous preclinical studies, CTCE-9908 has been shown to reduce cancer metastases by 50-70% and to have anti-angiogenic properties. In July of 2005, the United States Food and Drug Administration (FDA) granted orphan-drug designation to CTCE-9908 for the treatment of osteogenic sarcoma, a bone cancer that occurs in children and young adults.

About CTCE-9908

CTCE-9908 is designed to block the receptor (CXCR4) that has been identified as critical in the process of tumor metastasis to other tissues in the body. The CXCR4 receptor is present on most human tumors cells, including lung, breast, prostate, colon, ovarian, bone, brain, and skin cancer.  Leading cancer researchers have demonstrated that a high level of CXCR4 expression in cancer cells is correlated to tumor progression, high metastasis rate and low patient survival rate.

The Company has completed a Phase I, dose-escalation clinical trial using CTCE-9908 in healthy volunteers. The completed single dose Phase I clinical trial demonstrated CTCE-9908 to be safe and well tolerated by the study subjects.

About Cancer

The American Cancer Society expected about 570,280 Americans to die of cancer, more than 1,500 a day, in 2005. Cancer is the second leading cause of death in the US, with more than 1,372,910 new cases of cancer projected last year.1  Despite improvements in cancer therapy, cancers still recur after the primary treatment is finished.  Chemokine’s drug candidate CTCE-9908 has the potential to work along side existing cancer treatments and help prevent the cancer cells from spreading from their primary origin.

About Orphan Drug Status

Once the FDA grants marketing approval of an orphan drug, a company will have seven years exclusivity to the drug, In addition, the orphan drug designation enables a company to apply for grants to fund both clinical and nonclinical studies from both the National Institutes of Health (NIH) and the FDA. The Office of Orphan Products Development under the FDA provides protocol assistance, advice on the conduct of clinical trials, tax credits equal to 50% of the total clinical trial costs in the U.S., and a waiver of the New Drug submission fee and annual establishment and product fees.

About Chemokine Therapeutics Corp. (TSX: CTI, OTCBB: CHKT)

Chemokine Therapeutics is a product-focused biotechnology company developing drugs that harness the therapeutic potential of stem cells through chemokine pathways. Chemokines are a class of proteins which signal biological responses from stem cells that play a critical role in the growth, differentiation and maturation of cells necessary for fighting infection, as well as tissue repair and regeneration.   Stem cells are the master primitive cells that give rise to all of the cells and organs in the body. Chemokines are one of the major mediators of stem cell activity including stem cell growth, differentiation and maturation. Chemokine Therapeutics is a leader in research in this field. The Company has five products with two lead product candidates in clinical trials;  CTCE-0214, for enhancing the immune system, and CTCE-9908, to prevent the spread of cancer and its continued growth. For more information, please visit its website at www.chemokine.net.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:  Statements in this document regarding managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made.  For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words "believes", "anticipates", "plans", "intends", "will", "should", "expects", "projects", and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the availability of government and insurance reimbursements for the Company's products, the strength of intellectual property, financing capability, the potential dilutive effects of any financing, reliance on subcontractors and key personnel and other risks detailed from time-to-time in the Company's public disclosure documents and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:

Corporate Contact: Frederica Bell Director, Investor Relations Chemokine Therapeutics Corp. (604)827-3131 fbell@chemokine.net

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1 www.cancer.org